Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CA, Inc.:
We consent to the use of our report dated May 16, 2011 on the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2011, incorporated by reference herein.
/s/ KPMG LLP
New York, New York
August 9, 2011